Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
www.cedarfair.com	419.627.2233
RICHARD A. ZIMMERMAN, CEDAR FAIR PRESIDENT AND CHIEF EXECUTIVE OFFICER, JOINS BOARD OF DIRECTORS

•	Zimmerman replaces Tom Klein who stepped down from the Board effective April 10, 2019

SANDUSKY, OHIO, April 11, 2019 -- Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced that Richard A. Zimmerman, Cedar Fair’s president and chief executive officer, has been appointed to the Board of Directors of its general partner, Cedar Fair Management, Inc. Zimmerman will serve the remaining portion of Tom Klein’s term, which expires in 2020. Klein, a member of the Board since 2012, stepped down from the Board effective April 10, 2019, to focus on his new role as managing partner at Certares Management LLC, a leading investment and management company.
“On behalf of the entire Board, I’d like to thank Tom Klein for his valuable contributions to our success and for his years of dedicated service to our organization. I wish him all the best in his new endeavors,” said Matt Ouimet, Cedar Fair’s executive chairman. “At the same time, I’m excited to welcome Richard Zimmerman as a director. His clear vision of the Company’s future, which he has demonstrated as Cedar Fair’s president and CEO, along with his years of experience in the hospitality and leisure entertainment industry, will be valuable to our Board.”
Zimmerman, 58, has more than 30 years of experience in the hospitality and leisure entertainment industry. He became president and CEO of Cedar Fair in 2018, after being named president in 2016 and chief operating officer in 2011. He also served as executive vice president beginning in 2007 and served as vice president and general manager of the Kings Dominion amusement park from 1998 to 2007. Prior to entering the amusement park industry, Zimmerman served in various financial and strategic planning roles with Paramount Communications, Inc.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

Richard A. Zimmerman, Cedar Fair President and Chief Executive Officer,
Joins Board of Directors
April 11, 2019

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233